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                                                                    Exhibit 23.3



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mohawk Industries, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-87998) on Form S-8 for the Mohawk Carpet Corporation Retirement Savings Plan of Mohawk Industries, Inc. of our report dated May 3, 2002, relating to the statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001 and related supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K/A Amendment No. 1 of Mohawk Industries, Inc.

                                                        /s/ KPMG LLP



Atlanta, Georgia
June 24, 2002

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